As filed with the Securities and Exchange Commission on __________, 2005.

                                                    Registration No. 333-______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Gaming & Entertainment Group, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                      Utah
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   59-1643698
--------------------------------------------------------------------------------
                    (I.R.S. Employer Identification Number)

            6757 Spencer St. Las Vegas, Nevada 89119 (702) 407-2471
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Gregory L. Hrncir, President
                                6757 Spencer St.
                             Las Vegas, Nevada 89119
                                 (702) 407-2471
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


                         CALCULATION OF REGISTRATION FEE

                                                      Proposed          Proposed maximum      Amount of
Title of each class of securities    Amount to be  maximum offering    aggregate offering    registration
      to be registered                registered    price per unit(1)        price(1)            fee
---------------------------------    ------------  ------------------  ------------------    ------------
Common stock, $.01 par value       9,247,267 shares      $1.12             $10,409,786          $1,225


      (1) Calculated pursuant to Rule 457 under the Securities Act of 1933.

                                                    Draft: 03/03/2005 - 12:31 AM

                  SUBJECT TO COMPLETION, DATED __________, 2005

PROSPECTUS

       5,051,144 SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS
          4,196,123 SHARES OF COMMON STOCK ON BEHALF OF WARRANT HOLDERS


                       [GAMING & ENTERTAINMENT GROUP LOGO]


      This prospectus relates to the registration of an aggregate of 9,247,267 shares of common stock of Gaming & Entertainment Group, Inc., consisting of 5,051,144 shares of common stock on behalf of selling stockholders and 4,196,123 shares of common stock on behalf of warrants holders. Selling stockholders and warrant holders, upon exercise of their warrants, may from time to time offer to sell their respective shares of common stock.

      We are not selling any shares of common stock on behalf of selling stockholders or warrant holders and will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders or warrant holders. If all of the warrants held by warrant holders are exercised through the payment of cash, we will receive proceeds of $6,256,684 from such exercises.

      For a detailed discussion of selling stockholders, see the section entitled "Selling Stockholders" beginning on page 15.

                               -----------------

      The common stock of Gaming & Entertainment Group, Inc. is quoted on the Over the Counter Bulletin Board under the symbol "GMEI." As of February 25, 2005, the last reported sale price of the common stock of Gaming & Entertainment Group was $0.40.

                               -----------------

      THESE SECURITIES ARE SPECULATIVE. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               -----------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                              ______________, 2005


The information in this preliminary prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                              [INSIDE FRONT COVER]

                [This page will be blank in the final prospectus]

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision.

                                  OUR BUSINESS

Background

      On or about January 12, 2004, NorStar Group, Inc., a publicly-held company that was not conducting or developing any commercial operations, or NorStar, consummated a series of transactions, including: (i) a 1-for-24.852732 reverse split of its outstanding shares of common stock; (ii) the issuance of 14,600,000 post-split shares of common stock in exchange for all of the outstanding shares of common stock of Gaming & Entertainment Group, Inc., a Nevada corporation, or G&EG Nevada; (iii) the issuance of options and warrants to purchase 4,257,937 post-split shares of common stock in exchange for all of the outstanding options and warrants to purchase shares of G&EG Nevada; and (iv) a change in the name of NorStar to Gaming & Entertainment Group, Inc., or the Company. As a result of the exchange, G&EG Nevada became a subsidiary of the Company, and the former stockholders of G&EG Nevada became the holders of 91.25% of the then outstanding shares of common stock of the combined companies. In addition, the former directors and officers of G&EG Nevada became the controlling members of the board of directors and management of the combined companies. Since G&EG Nevada was the only operating company in the exchange and the former stockholders of G&EG Nevada received a substantial majority of the voting securities of the combined companies, the exchange was accounted for as a "reverse acquisition" and, effectively, as a recapitalization, in which G&EG Nevada was the accounting acquirer (and the legal acquiree) and NorStar was the accounting acquiree (and the legal acquirer). Since the exchange was accounted for as a "reverse acquisition," the consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the period ended December 31, 2004, reflect the historical financial statements of G&EG Nevada, the accounting acquirer, as adjusted for the effects of the exchange of shares on its equity accounts, the inclusion of the net liabilities of the accounting acquiree as of January 12, 2004 on their historical basis and the inclusion of the accounting acquiree's results of operations from that date.

Summary of Business

      Since 1995, we have been a leading supplier of government-regulated networked gaming technology. During this period, we have built a comprehensive networked gaming platform that has passed multiple government prescribed validations in Australia (Tasmania and Queensland), Republic of Vanuatu and Great Britain (Alderney and the Isle of Man). We originally designed and deployed our gaming platform in the Internet-based gaming market, as evidenced by our agreements with traditional land-based gaming operators and numerous Australia-based online operators. In 2000, our gaming platform went live with its first customer, www.wrestpointcasino.com in Tasmania, Australia and for points-play at GOCORP in Queensland, Australia. In 2002, we commenced live operations of www.clubfiore.com, an online gaming site offered by Action Online, Inc. through the Isle of Man. In 2002, we entered into an agreement with the Venetian Interactive, LLC for the purpose of developing and providing an Internet gaming site for the Venetian Hotel.

      In 2003, we commenced the expansion of our product line to include gaming systems and game content, ultimately for deployment in land-based casinos. Specifically, we have developed, or are currently developing, a proprietary central server gaming system and various games for the European gaming market including fixed-odds betting terminals (roulette), amusement with prizes machines (a suite of video poker games), and Section 16 roulette devices. The amusement with prizes gaming machines are stand-alone gaming machines that do not communicate with a server, while the fixed-odds betting terminals and the
Section 16 roulette machines are client-server devices. In addition, for the North American gaming market, we have developed, or licensed, electronic bingo games for the Class II gaming market (Class II games are simply bingo games, or games similar to bingo that can be in paper or electronic form; this market primarily consists of Native American casinos), video lottery terminals (video slots) for the racino market (racinos is the term used for horse and greyhound tracks that have implemented gaming at their facilities), and our electro-mechanical virtual ball blower which is a digital version of the ball draw used at bingo halls and for lotteries across the United States. We will continue to seek a formal strategic relationship with a major gaming equipment manufacturer principally for deployment of our central server gaming system. In the meantime, we have established a turnkey manufacturing relationship with a major Las Vegas, Nevada-based gaming machine supplier for products deployed in the future in North America, and will use one or more turnkey sources in the United Kingdom for gaming machines deployed in the future in Europe.

      In September 2004, we entered into a series of agreements with GEG Holdings, LLC, or GEG Holdings, an affiliate of Cantor Fitzgerald, L.P. GEG Holdings loaned us the sum of $750,000 in the form of debt financing during the period September 2004 through November 2004. Thereafter, on December 8, 2004, Cantor G&W (Nevada), L.P., or Cantor, and the Company entered into a series of definitive agreements to create a formal strategic partnership which provided Cantor with, among other things, an exclusive perpetual worldwide license to our Internet gaming software, and we would receive an additional $1,250,000 of senior secured debt financing in multiple tranches. The promissory note relating to the $750,000 loan of GEG Holdings was assigned to Cantor. As part of the transaction, Cantor received the right to acquire majority control of us through the exercise of various securities issued to them by the Company, as well as certain of our stockholders. To this end, Cantor was issued a series of stock purchase warrants which, upon full exercise by Cantor, would result in the Company receiving up to $6,800,000 of equity financing, exclusive of the aforementioned debt financing of $2,000,000. The executive officers and directors of the Company, and certain other third parties, have granted Cantor an option to purchase, collectively, up to 7,500,000 shares of common stock (Option Shares) held by such parties. Through the exercise of the various stock purchase warrants and Option Shares, Cantor may obtain majority control of the Company.

      As part of the transaction with Cantor, we have been engaged to develop Cantor's online casino, which will be hosted in Alderney in the British Isles and is anticipated to go live in 2005. Upon its successful deployment, it is anticipated that we will develop additional online gaming sites for white-label clients of Cantor as well as the Company. In each instance, we will receive development fees and recurring royalties.

      In sum our current business strategy involves:

      o Further development and finalization of the Cantor online gaming casino, including integration with Cantor's wireless hardware; future development of Internet gaming sites for white-label clients of Cantor and the Company

      o Continued development of our central server gaming system and game content and certification by independent gaming laboratories

      o Partnering with a major gaming equipment manufacturer for land-based gaming applications of our central server gaming platform

      o Further development of distribution partners for deployment of our suite of proprietary games in North America and European gaming markets

      o Application of our products for emerging broadband technologies, including digital TV, mobile phone, and WAP architectures.

      For additional information with respect to Gaming & Entertainment Group, Inc., our business and our products, please review the information provided in the reports and other documents that we file with the Commission as described under "Where You Can Find More Information" on page 25 of this prospectus.

                                  THE OFFERING

Common stock offered by selling stockholders:           5,051,144 shares

Common stock offered by warrant holders:                4,196,123 shares

Common stock to be outstanding after the offering:      23,776,725 shares

Use of proceeds:                                        We will use the proceeds
                                                        received from the cash
                                                        exercise of warrants, if
                                                        applicable, as described
                                                        in "Use of Proceeds."

Over The Counter Bulletin Board symbol:                 "GMEI"

      The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of the close of business on February 25, 2005, and includes 4,196,123 shares of common stock underlying the warrants held by warrant holders and the 563,250 penalty shares described below. The number of shares of common stock to be outstanding after the offering does not include (i) options to purchase 2,195,964 shares of common stock issued pursuant to our 2004 Stock Option and Incentive Plan with a weighted average exercise price of $0.78 per share and weighted remaining exercise period of 7.46 years, (ii) a warrant to purchase 50,000 shares of common stock, exercisable at $0.75 per share through January 16, 2006, and (iii) the 11,703,704 warrants to purchase common stock held by Cantor.

      All of the shares are being offered by selling stockholders and warrant holders and each must deliver a copy of this prospectus to persons who buy such shares. Selling stockholders and warrant holders will probably sell the shares at prevailing market prices through broker-dealers, although they are not required to do so. Selling stockholders and warrant holders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. Although we will not receive any of the proceeds from the sale of common stock by either selling stockholders or warrant holders, we will receive the proceeds from the exercise of the warrants to the extent that warrant holders exercise their respective warrants through the payment of cash rather than through cashless exercise. We will receive a maximum of $6,256,684 from such exercises for cash.

      Unless otherwise noted, all information contained in this prospectus assumes that:

      o All of the shares of common stock held by selling stockholders will be sold in this offering.

      o All of the warrants held by warrant holders will be immediately exercised with cash and all of the resulting shares of common stock will be sold in this offering.

      o As applicable, share amounts reflect the 1.2219749:1 forward split of all shares of common stock of G&EG Nevada, effected on January 12, 2004 as part of the transaction with NorStar.

      o As applicable, share amounts reflect the 1:24.852732 reverse stock split of all shares of NorStar, effected immediately prior to the transaction with G&EG Nevada.

      o Cantor holds a warrant to purchase $2,000,000 of our common stock. If exercised, it will be exercised at $0.54 per share.

      o 563,250 shares of common stock, which the Company is obligated to issue, and is in the process of issuing, the investors in its private placement of 2004 for its failure to file this registration statement by July 15, 2004, are issued and outstanding.

                                  RISK FACTORS

      This offering involves a high degree of risk as we are considered to be in unsound financial condition. You should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and the related notes, before you purchase any shares of our common stock. The following risks, if any one or more occurs, could materially harm our business, financial condition or future results of operations. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

               RISKS RELATED TO GAMING & ENTERTAINMENT GROUP, INC.

      We have a history of significant operating losses, anticipate continued operating losses and we may be unable to achieve profitability.

      We have a history of significant operating losses. For the years ended December 31, 2004 and 2003, we have incurred operating losses of $3,206,186 and $2,001,292, respectively, and our operations have used $2,578,152 and $986,975 of cash, respectively. As of December 31, 2004 we had an accumulated deficit of $6,692,840 and stockholders' deficiency of $54,531. We anticipate realizing operating losses for the foreseeable future given the costs and expenses associated with brand development, marketing and other promotional activities, the continued development, upgrading and maintenance of our software technologies, further commercialization of our software technologies including licensing arrangements and development of strategic business relationships with large companies in the land-based gaming sector.

      Our ability to continue as a going concern and achieve profitability will depend upon a number of factors, including, among other things, market acceptance of our products, reliability of our products and services, customer support and satisfaction, sufficient capital to fund ongoing research and development and adequate capital to expand our business. There can be no assurance that any of the foregoing will be accomplished or that we will achieve profitability on an ongoing basis. In addition, we are subject to risks such as uncertainty of revenues, markets, profitability and the need for additional funding. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

      Our capitalization is limited and we may need additional funds.

      A limiting factor on our growth, including our ability to penetrate new markets, attract new customers and deliver new products in a timely matter, is our limited capitalization compared to other companies in the gaming industry. We believe that currently available capital resources from Cantor will be adequate to fund our operations and business objectives through 2005, however, there can be no assurance that Cantor will exercise various warrants held by it and provide additional funding beyond the $2,000,000 of debt financing. Additional debt financing for gaming machines will likely be required in 2005 in conjunction with our anticipated placement of gaming machines on a revenue sharing basis. There can be no assurance, however, that such financing will be available to us, and if so on reasonable terms. As a result, our business, financial condition and results of operations may suffer.

      There are significant uncertainties as to our proposed entrance into the land-based gaming markets.

      Historically, we have been involved in the development and provision of government accredited and gaming laboratory certified online gaming systems. We will continue to provide these products and services in the future, but anticipate focusing on the following new products as well:

      o Our central server gaming platform with applications in all major gaming markets

      o Amusement with prizes machines (video poker), fixed-odds betting terminals and Section 16 roulette machines to arcades, licensed betting shops and other gaming establishments across Europe

      o Our electronic bingo, video poker and video lottery terminals to the North American gaming market

      As in any rapidly evolving industry, product demand and market acceptance are subject to considerable uncertainty. While management believes each of the aforementioned markets offers significant opportunities to us, no assurance can be made that we will be successful in deploying any products or the accompanying services into each, or any, of such markets. Additionally, the Company, as well as its key personnel, will have to apply for and obtain all requisite government licenses, registrations, findings of suitability, permits and approvals necessary for us to operate in these gaming markets.

      We face stiff competition from companies in the Internet and land-based gaming sector that have substantially greater capital, research and development, manufacturing and marketing resources than we possess.

      While we have a formidable partner in Cantor with respect to our Internet gaming initiatives. However, Cryptologic, Boss Media AB and Wagerworks, among others, have similar product offerings and significant market penetration. Additionally, while we believe that we are a pioneer in the emerging central server gaming market for land-based casinos, and that there are very few companies that offer the broad applications of our platform, potential competitors consist in the form of all major gaming machine and providers of software technology products to the gaming industry, including, but not limited to, International Game Technology, Aristocrat Leisure, Williams Industries, Alliance Gaming, Multimedia Games, GTECH, Scientific Games, Progressive Gaming International and Cyberview. In terms of central server gaming, the intensely competitive gaming machine industry has seen a number of these companies recently announce the pending introduction of central server gaming platforms, as well as the introduction of strategic alliances, licenses or the acquisition of central server gaming platforms from third parties. This will likely continue as most gaming experts believe central server gaming will be widely utilized in 2006 and beyond. Further, our competitors may be able to develop technologies more effectively, have significantly more game content than us, may be able to license their technologies on more favorable terms, and may be able to adopt more aggressive pricing or licensing policies than us. Each of these companies has longer operating histories, greater brand name recognition, larger customer bases and significantly greater financial, technical and marketing resources. In the event we do not partner with a major gaming equipment manufacturer regarding our central server gaming platform, our business, operating results and financial condition may be adversely affected.

      Our inability to grow and to successfully manage growth may harm our business.

      To achieve our projected revenues and other targeted operating results, we will be required to expand our systems, procedures, controls and employee base. We do not, however, anticipate expansion of our facilities given our existing office space. The success of the expansion plans will depend in part upon our ability to continue to attract, retain and motivate key personnel. Failure to make the required expansions and upgrades could have a material adverse effect on our business, financial condition, results of operations and corporate relationships. Our results of operations will also be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or will not further adversely affect our results of operations.

      Our success depends on our ability to prevent others from infringing on our technologies.

      Our success is heavily dependent upon proprietary technology. To protect our proprietary technology, we rely principally upon copyright and trade secret protection. All proprietary information that can be copyrighted is marked as such. All employees and consultants are required to execute confidentiality agreements with us. There can be no assurance that the steps taken by us in this regard will be adequate to prevent misappropriation or independent third-party development of our technology. Further, the laws of certain countries in which we anticipate licensing our technologies and products do not protect software and intellectual property rights to the same extent as the laws of the United States. We generally do not include in our software any mechanism to prevent or inhibit unauthorized use, but we generally require the execution of an agreement that restricts unauthorized copying and use of our products. If unauthorized copying or misuse of our products were to occur, our business and results of operations could be materially adversely affected.

      While the disclosure and use of our proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of our proprietary technology, know-how and trade secrets will not occur. Further, if an infringement claim is brought against us, litigation would be costly and time consuming, but may be necessary to protect our proprietary rights and to defend ourselves. We could incur substantial costs and diversion of management resources in the defense of any claims relating to the proprietary rights of others or in asserting claims against others.

      Intellectual property claims against us can be costly and could impair our business.

      We believe that our products and technologies do not infringe patents or other proprietary rights of third parties, however, there can be no assurance that third parties will not claim that our current or future products infringe their respective rights. Any such claim, with or without merit, could result in costly litigation or require us to enter into royalty or licensing agreements in order to obtain a license to continue to develop and market the affected products. There can be no assurance that we would prevail in any such action or that any license (including licenses proposed by third parties) would be made available on commercially acceptable terms, if at all. If we become involved in litigation over proprietary rights, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business, financial condition and results of operations.

      Our future revenues are very difficult to predict given that a large percentage of our future revenues will come from the license of our Internet gaming platform to Cantor as well as gaming markets in which we have not historically operated.

      As our prior business operations have been limited to supplying our online gaming platform to the regulated Internet gaming market on our own, it is not feasible to predict, with any assurance, the timing or the amount of revenues that we will receive from the license of our Internet gaming platform to Cantor, as well as the initial introduction, by way of sale, license or revenue sharing, of our land-based gaming products and services in the gaming markets of North America and Europe. With respect to our Cantor relationship, it is unknown how successful, if at all, the Cantor online casino will be. Further, it is very difficult to predict how successful Cantor and us will be at soliciting white label clients. Any substantial delay in the introduction of the Cantor online casino, white-label casinos, as well as our land-based gaming products and services could result in significant delays in revenues and the need to procure additional capital through the issuance of equity or debt securities from Cantor or otherwise, none of which can be assured. Any delay may allow competitors to reach certain of such markets with products before us, or further entrench themselves in such markets prior to our arrival. In view of the emerging nature of the technology involved in certain of these markets, and the attendant uncertainty as to whether our products will achieve meaningful commercial acceptance, if at all, there can be no assurance that we will realize sufficient revenues to achieve profitability.

      We will have to establish distribution channels in each of the new land-based gaming markets we anticipate entering into.

      We have no tangible experience in establishing distribution channels for the license, sale or revenue share of products in the new land-based gaming markets we anticipate entering into. While we have entered into strategic partnerships with an experienced gaming equipment provider in the United Kingdom, we will need to retain the services of certain individuals with experience in the placement of gaming products and most importantly align ourselves with even larger distribution companies with significant reach in the gaming marketplace throughout the world. In addition, we strongly believe our future success in the land-based gaming markets is predicated on procuring a partnership with a major gaming equipment manufacturer for deployment of our various land-based gaming products and services, including our central server downloadable gaming platform. This cannot be assured, and should we be unsuccessful in establishing such distribution channels as well as recruiting, managing and retaining experienced internal and external sales personnel, our business, operating results and financial condition may be adversely affected.

      We have and will continue to encounter legal and regulatory requirements that will increase the cost of doing business and divert substantial management time away from our operations, particularly once we commence offering our products on a license, sale or revenue sharing basis in land-based gaming markets.

      Prior to entering into any contract for the license, sale or revenue sharing of our products, we have to overcome significant regulatory hurdles. In the Internet portion of our business, both the Company and our officers and directors have submitted applications and been accepted by several jurisdictions. This will continue in the future. Similarly, the manufacture and distribution of gaming machines (including lottery products) and the conduct of gaming operations, are subject to extensive federal, state, local and foreign regulation by various gaming authorities. Although the laws and regulations of the various jurisdictions in which we propose to operate vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of the financial qualifications of the applicant, including evidence of integrity and financial stability, and other forms of approval. We, along with our key personnel, will have to apply for and obtain all requisite government licenses, registrations, findings of suitability, permits and approvals necessary for us to do business in these new land-based gaming markets. There can be no assurance such licenses, registrations, findings of suitability, permits, or approvals will be obtained. Furthermore, assuming the foregoing is obtained, the suspension, revocation, non-renewal or limitation of the foregoing would have a material adverse effect on our business, financial condition and results of operations.

      If we fail to obtain further strategic partnerships with key gaming machine manufacturers and distributors, our various gaming initiatives may be adversely affected.

      We have entered into strategic alliances and licensing agreements, including Cantor (regarding our online gaming system) and Electrocoin (regarding product distribution in Europe). We have also had discussions with a few major gaming machine manufacturers regarding licensing our central server gaming platform. It is important for competitive reasons that we obtain a major gaming equipment manufacturer as our partner for our land-based initiatives. If we are unsuccessful in this endeavor, our overall business, financial condition and results of operations will likely be materially adversely affected.

      We are dependent on our key personnel, and the loss of any could adversely affect our business.

      We depend on the continued performance of the members of our management team and our technology team. Tibor N. Vertes, our Chief Executive Officer and Chairman, Gregory L. Hrncir, our President and a Director, Kevin J. Burman, our Chief Operating Officer, and William Mc Master, our Chief Technology Officer, have each contributed significantly to the growth of our business. If we lose the services of any of the foregoing parties, and are unable to locate suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business. In the future we may obtain key man life insurance for each of these parties in an amount to be determined.

      Worsening economic conditions may adversely affect our business.

      The demand for entertainment and leisure activities tends to be highly sensitive to the disposable incomes of consumers and thus a decline in general economic conditions may lead to our end-users having less discretionary income with which to wager. This applies to both our Internet and land-based initiatives and could cause a reduction in our future revenues and a material adverse effect on our operating results.

      Currency rate fluctuations can have an adverse effect on our business operations.

      Our wholly-owned foreign operating subsidiaries include Gaming & Entertainment Technology Pty Ltd, an Australian company utilizing Australian dollars as its functional currency, and Gaming & Entertainment Ltd., or G&E Ltd., a United Kingdom company utilizing pounds sterling as its functional currency. In addition, we anticipate receiving payment for our various products and services in Euros as relates to future placements of products and services in European Union countries. Our financial results are reported in United States dollars, which is subject to fluctuations in respect of the currencies of the countries in which we anticipate operating. Accordingly, fluctuations in the exchange rate of world currencies could have a positive or negative effect on our reported results. Given the constantly changing currency exposures and the substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. We do not currently have a hedging program to mitigate currency risk, but we may implement such a plan in the future. There can, however, be no assurance that we will not experience currency losses in the future, which could have a material adverse effect on our business, revenues, operating results and financial condition.

      Although we have entered into confidentiality and non-compete agreements with our employees and consultants, if we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed.

      Our proprietary information is critically important to our competitive position and is a significant aspect of the products and services we provide. If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed. We generally enter into confidentiality or non-compete agreements with most of our employees and consultants, and control access to, and distribution of, our documentation and other proprietary information. Despite these precautions, we cannot make assurances that these strategies will be adequate to prevent misappropriation of our proprietary information. Therefore, we could be required to expend significant amounts to defend our rights to proprietary information in the future if a breach were to occur.

      We have an extremely concentrated customer base given that our current revenues are generated from one key license.

      All of our current revenues are derived from the exclusive license of our Internet gaming system to Cantor. While it is not anticipated that this will be our sole source of revenue in the future, as we anticipate entering the land-based gaming markets in Europe and in the United States and abroad, should the Cantor license terminate or fail to generate significant revenues for us, our business, revenues, operating results and financial condition would likely be adversely affected.

      As we anticipate marketing our central server gaming system and suite of electronic bingo, video poker and instant lottery games to the Native American gaming market, enforcement of future contracts against Native American tribes could be difficult.

      Federally recognized Native American tribes are independent governments, subordinate to the United States, with sovereign powers, except, as those powers may have been limited by treaty or by the United States Congress. Native American power to enact its own laws to regulate gaming is an exercise of Native American sovereignty, as recognized by the IGRA. Native American tribes maintain their own governmental systems and often their own judicial systems. Native American tribes have the right to tax persons and enterprises conducting business on Native American lands and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

      Native American tribes, as sovereign nations, are generally subject only to federal regulation. Although Congress may regulate Native American tribes, states do not have the authority to regulate them unless Congress has specifically granted such authority. State laws generally do not directly apply to Native American tribes and activities taking place on Native American lands unless the tribe has a specific agreement or compact with the state or federal government allowing for the application of state law. In the absence of a conflicting federal or properly authorized state law, Native American law governs.

      When we enter into contracts with Native American tribes in the future, such contracts will likely provide that the law of the state in which a tribe is located will be the governing law of those contracts. We cannot be sure, however, that such choice of law clauses will be enforceable. Native American tribes generally enjoy sovereign immunity from suit similar to that of the states and the United States. In order to enforce a contract against a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.

      Contracts we enter into in the future with Native American tribes will also likely include a limited waiver of each tribe's sovereign immunity and provide that any dispute regarding interpretation, performance or enforcement shall be submitted to, and resolved by, arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and that any award, determination, order or relief resulting from such arbitration shall be binding and may be entered in any court having jurisdiction. In the event that such waiver of sovereign immunity is held to be ineffective, we could be precluded from judicially enforcing any rights or remedies against a tribe. These rights and remedies could potentially limit or restrict our right to enter Native American lands to retrieve our property in the event of a breach of contract by the contracting tribe.

      If a Native American tribe has effectively waived its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to Native Americans. Federal courts may have jurisdiction if the suit raises a federal question, which is unlikely in a typical contract dispute. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against a tribe because a Native American tribe is not considered a citizen of any state. Accordingly, in most commercial disputes with tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. In addition, there can be no assurance that we could effectively enforce any arbitration decision. If either of the foregoing occurs, our financial condition and results of operations may be adversely affected.

                        RISKS RELATED TO OUR COMMON STOCK


      Our stock price has been and may continue to be volatile and our trading volume is extremely limited.

      The market price of our common shares has experienced significant fluctuations and may continue to fluctuate significantly due to various factors, many of which are beyond our control, such as proposed Internet gaming legislation or enforcement of existing laws, the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our revenue and results of operations or those of our competitors, speculation in the press or investment community and general market conditions or market conditions specific to particular industries, including the Internet and gaming. In addition, given the extremely limited trading volume in our common stock, stockholders seeking to liquidate all or some of their holdings may experience difficulty in doing so.

      Our common stock is deemed to be "penny stock," which may make it more difficult for our stockholders to resell their shares due to suitability requirements.

      Historically, our common stock has been deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stock may be more difficult for investors to resell. Penny stocks are stocks:

      o     Having a price of less than $5.00 per share

      o     Not traded on a "recognized" national exchange

      o Not quoted on the Nasdaq automated quotation system (Nasdaq-listed stock must still have a price of not less than $5.00 per share); or

      o Of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      The last reported sales price for our common stock on the OTC Bulletin Board as of February 25, 2005 was $0.40.

      Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor," generally, an individual with net worth in excess of US$1,000,000 or an annual income exceeding US$200,000, or US$300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

      In the event we become profitable, we do not anticipate issuing dividends to stockholders and propose to use such earnings to finance the growth of our business.

      Our operations may not become profitable. If we do become profitable, we anticipate using any earnings that may be generated to finance the growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Stockholders may not realize a gain on their investment, and they may lose all or a significant amount of their investment when they sell their common stock.

      We have a significant number of outstanding options and warrants that could materially dilute existing shareholders.

      As of February 25, 2005, there were outstanding options and warrants to purchase an aggregate of up to 13,949,668 shares of our common stock at exercise prices ranging from $0.54 to $1.50 per share, exclusive of the shares of common stock underlying the warrants being registered in this registration statement. Of this amount, Cantor holds warrants to purchase 11,703,704 shares of common stock (exercisable through December 9, 2009 and assumes Cantor exercises its warrant to purchase $2,000,000 of our common stock at $0.54 per share), there are options outstanding to purchase 2,195,964 shares of common stock pursuant to our 2004 Stock Option and Incentive Plan, and there are outstanding warrants to purchase 50,000 shares of common stock held by a former consultant to the Company. Of the foregoing, outstanding options and warrants to purchase 13,896,543 are immediately exercisable and the remaining 53,125 become exercisable in increments over the next twelve months.

      Shares eligible for sale in the near future may cause the market price for our common stock to decline.

      We have approximately 1,400,000 shares of common stock that are freely tradable. In addition, once the Company's registration statement is declared effective, there will be an additional 5,051,144 shares of common stock freely tradable. Further, up to 4,196,123 shares underlying outstanding warrants are being registered in this prospectus and potentially could be issued if exercised. Thus, with up to an additional 9,247,267 shares of common stock becoming freely tradable, it is quite possible that the mere perception that these shares may be sold could depress the market price for our common stock. In any event, the sale of a substantial number of shares of our common stock within a short period of time would likely cause our stock price to decrease. The foregoing could potentially affect the exercise price of certain warrants to purchase common stock held by Cantor and could also impair our ability to raise additional capital through the sale of equity securities in the future if Cantor elects not to exercise its warrants.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

      o     the implementation of our operating and growth strategy; and

      o     our projected capital expenditures.

      These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Determination of Offering Price," "Dividend Policy," "Selling Stockholders," "Plan of Distribution" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "would," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including:

      o our ability to commercialize our Internet and land-based gaming products effectively

      o our ability to achieve and sustain profitability through the realization of recurring revenue from our Internet and land-based gaming products

      o our ability to compete effectively in the highly competitive gaming industry

      o our ability to secure a strategic alliance with a major international gaming machine provider for deployment of our central server gaming platform both domestically and abroad in casinos

      o our ability to satisfy the timelines and requirements of existing and future strategic partners in the development and deployment of Internet and land-based gaming products

      o our ability to outsource the manufacture and assembly of our gaming machines effectively

      o our ability to successfully diversify into the land-based gaming market, both domestically and internationally

      o     our ability to adequately protect our intellectual property

      o our ability to continue to maintain and attract high-level software and hardware engineers

      o     our ability to manage expansion and growth effectively

      o general economic and business conditions in the gaming industry and marketplace at large

      You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders. To the extent that warrant holders elect to exercise their warrants through the payment of cash instead of through a cashless exercise procedure, we will receive maximum proceeds in the amount of $6,256,684 from such exercises. There is no assurance that any of the warrants held by option holders will be exercised or, if exercised, exercised through the payment of cash. To the extent that all or a portion of the warrants are exercised through the payment of cash, the proceeds received will be used for general working capital purposes.

      Although we have agreed to bear the expenses associated with the registration of the shares of common stock listed in this registration statement, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by selling stockholders.

                         DETERMINATION OF OFFERING PRICE

      Our common stock is quoted and traded on the Over The Counter Bulletin Board under the trading symbol "GMEI". The following table sets forth the high and low closing sale prices of our common stock during the periods indicated:


  CALENDAR QUARTER ENDED                               LOW        HIGH
-----------------------------------------           --------    --------
March 31, 2004                                      $   0.75    $   1.75
June 30, 2004                                       $   0.67    $   1.30
September 30, 2004                                  $   0.42    $   0.90
December 31, 2004                                   $   0.28    $   0.60
March 31, 2005 (through February 25, 2005)          $   0.35    $   0.50
                                                    --------    --------

      The last reported sale price of our common stock on the Over The Counter Bulletin Board as of February 25, 2005 was $0.40 per share. We are not aware of any public market for our options or warrants.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. Our board presently, and for the foreseeable future, intends to retain all of our earnings, if any, for the development of our business. The declaration and payment of cash dividends in the future will be at the discretion of our board and will depend upon a number of factors, including, among others, our future earnings, operations, funding requirements, our general financial condition and any other factors that our board considers important. Investors should not purchase our common stock with the expectation of receiving cash dividends.

                    SELLING STOCKHOLDERS AND WARRANT HOLDERS

      Selling stockholders consist of investors who purchased shares of our common stock through private placements consummated in 2003 and 2004. In addition, selling stockholders include the underwriters of such private placements as well several additional third parties who provided strategic advisory, investment banking, and software and hardware documentation services to us in 2004.

      During the three years ended December 31, 2004, we made the following issuances of our common stock which were not registered under the Act:

      On October 10, 2003, we closed a private placement of units, or the 2003 Offering, consisting of up to 2,000,000 shares of common stock and warrants to purchase 2,000,000 shares of common stock. In connection with the 2003 Offering, we sold 748,300 shares of common stock, and issued warrants to purchase an equal number of shares of common stock. We received gross proceeds totaling $598,750 and incurred transaction costs of $145,211 for net proceeds of $453,539. We also issued 371,833 shares to underwriters, selected dealers and finders in the 2003 Offering.

      The warrants issued in the 2003 Offering are freely transferable and entitle the owner to purchase shares of common stock at an exercise price of $1.50 through the close of business on October 10, 2005. A total of forty-nine investors purchased units in the 2003 Offering. We had reasonable grounds to believe forty-five were accredited investors and that the remaining four investors were sophisticated non-accredited investors as a result of (i) their business or financial experience, (ii) the business or financial experience of their professional advisors who were unaffiliated with and not compensated by the Company, any affiliate, or any underwriter or selected dealer of the Company either directly or indirectly, and/or (iii) their pre-existing business relationship with the Company or its officers, directors or controlling persons. In addition, each of the investors (a) had access to business and financial information concerning us, (b) represented that they were acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in our common stock. The certificates evidencing the securities issued in the 2003 Offering contain a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was made in reliance upon the exemptions from the registration requirements of the Act pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

      On May 31, 2004, we closed a private placement of units, or the 2004 Offering, consisting of up to 4,000,000 shares of common stock and warrants to purchase 4,000,000 shares of common stock. In connection with the 2004 Offering, we sold 2,445,000 shares of common stock, and issued warrants to purchase an identical number of shares of common stock, or the 2004 Warrants. The 2004 Warrants are freely transferable and entitle the owner to purchase shares of common stock at an exercise price of $1.50 per share through the close of business on May 31, 2005.

      We received gross proceeds totaling $2,445,000 from the 2004 Offering and incurred transaction costs of $301,758 for net proceeds of $2,143,242. The 2004 Offering was sold to 37 investors, each of whom we had reasonable grounds to believe were accredited investors. Each of the investors (a) had access to business and financial information concerning us, (b) represented that they were acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in our common stock. In addition, the certificates evidencing the shares and warrants issued in the 2004 Offering contain a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom.

      We also issued our underwriter and selected dealers' warrants to purchase an aggregate of 366,750 shares of common stock, or the Underwriter Warrants, in consideration for the placement of securities in the 2004 Offering. The Underwriter Warrants are exercisable at $1.50 per share commencing on May 31, 2005 and concluding on May 31, 2007. In addition, we issued 58,334 shares of common stock, and a warrant to purchase an equal number of shares of common stock at $1.50 per share, in exchange for gaming equipment valued at $58,334.

      As of March 1, 2005, we will be obligated to issue investors in the 2004 Offering a total of 563,250 shares of common stock as a result of our failure to file a registration statement to register the securities sold in the 2004 Offering by the prescribed date. We are obligated to register the 563,250 shares as well. The original issuance of shares of common stock and warrants to purchase shares of common stock in the 2004 Offering as well as the issuance of the aforementioned 563,250 were made in reliance upon the exemptions from securities registration provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

      In addition, in 2004 we issued 507,390 shares of our common stock, having a fair value of $485,315 to non-related third parties in consideration for strategic advisory services, investment banking services and software and hardware documentation. Each of these stock issuances provided for registration rights and were made in reliance upon the exemptions from registration provided by Section 4(2) of the Act.

      The selling shareholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the warrants. Because the selling shareholders may offer all or only some portion of the 9,247,267 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

      None of the selling shareholders has any position, office or material relationship with us other than the Vertes Family Trust, which is controlled by Tibor N. Vertes, our Chief Executive Officer and Chairman. Except as otherwise, indicated, all securities are owned directly by each selling shareholder.

      The following table sets forth the name of each selling stockholder and warrant holder. For each selling stockholder, the table provides the aggregate number of shares of common stock beneficially owned by them as of the close of business on February 25, 2005, the number of shares of common stock issuable to them upon exercise of their respective warrants, the number of shares of common stock issued to each of the investors in the 2004 Offering as a result of the Company's failure to file a registration statement by July 15, 2004, the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus, the aggregate number of shares of common stock beneficially owned after the offering and the percentage ownership of the outstanding shares of our common stock for each selling stockholder after the offering. The following table assumes all warrants will be exercised in the Offering. Percentage ownership of less than 0.1% is indicated with an asterisk (*).

      The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, Interwest Transfer Company, information as supplied or confirmed by selling stockholders or warrant holders, or based upon our actual knowledge.


                                                             NUMBER OF        NUMBER OF      PENALTY      NUMBER OF   PERCENTAGE OF
                                                              SHARES          WARRANTS       SHARES(1)     SHARES      OUTSTANDING
     NAME OF SELLING                                        BENEFICIALLY     BENEFICIALLY                  OFFERED    SHARES AFTER
STOCKHOLDER/WARRANT HOLDER                                     OWNED            OWNED                      HEREBY      OFFERING(2)
------------------------------------------------------------------------------------------------------------------------------------
Alexander D. Sanderson(3)                                       6,110          5,000             --         11,110         *

Alfred T. Mannon, Jr.(3)                                       12,220         10,000             --         22,220         *

Camden Securities, Inc.(8)                                     29,920             --             --         29,920         *

Christopher Winkler(4)                                            500             --             --            500         *

Dagmar Heinert(4)                                              35,691             --             --         35,691         *

Dale R. Klingler(3)                                            24,439         20,000             --         44,439         *

Daniel and Kelly Murphy(3)                                     12,220         10,000             --         22,220         *

Dean and Joyce Fulton(3)                                       24,439         20,000             --         44,439         *

Diane Hufferd(4)                                               10,998             --             --         10,998         *

Edward E. Horst(3)                                             12,220         10,000             --         22,220         *

Frank P. Andreou(3)                                            12,220         10,000             --         22,220         *

Gadd Family Trust(3)                                           24,439         20,000             --         44,439         *

Gary D. Wolf(3)                                                 6,110          5,000             --         11,110         *

Gerald P. Bolduc(3)                                            24,439         20,000             --         44,439         *

Girard H. Erben Living Trust(3)                                36,659         30,000             --         66,659         *

Guy R. Lefebvre(3)                                             12,220         10,000             --         22,220         *

Harry C. Swanstrom(3)                                          24,439         20,000             --         44,439         *

James W. Dupree(3)                                             16,293         13,333             --         29,626         *

Jay S. Mael(3)                                                 24,439         20,000             --         44,439         *

John C. Castro(3)                                              24,439         20,000             --         44,439         *

John D. Wilcox(3)                                              12,220         10,000             --         22,220         *

John D'Alessandro(3)                                           24,439         20,000             --         44,439         *

John F. Cochran(3)                                             24,439         20,000             --         44,439         *

Joseph Birnbaum(3)                                             16,293         13,333             --         29,626         *

Kammerer Quayle Trust DTD 8/7/02(3)                            12,220         10,000             --         22,220         *

Lin Curtis and Susan Peterson(3)                               12,220         10,000             --         22,220         *

Lynette R. Waltner Revocable Trust
DTD12/14/94 Restated 5/7/98(3)                                 24,439         20,000             --         44,439         *

Margaret McKay(3)                                               6,110          5,000             --         11,110         *


---------------------------------
1 Represents shares of common stock issued to investors in the 2004 Offering as a result of our failure to file this registration statement by July 15, 2004. These shares have accrued at the rate of 3% per month, calculated on a pro rata basis and based upon the number of shares purchased in the 2004 Offering, from July 15, 2004 to the date of filing of this registration statement. In addition, in the event this registration statement is not declared effective within 120 days of the date of filing, the investors in the 2004 Offering will be issued shares of common stock equal to 2% of the common stock purchased in the 2004 Offering for each month, or portion thereof, that the registration statement is not effective subsequent to the 120-day anniversary date of filing.

2 The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or warrant holders or based upon our actual knowledge. Percentage ownership of less than 0.01% is indicated with an asterisk (*). Assumes 19,580,602 shares of common stock outstanding and that all of the warrants will be exercised with cash.

3 Represents shares of common stock and warrants to purchase common stock issued in the 2003 Offering.

4 Represents shares of common stock issued to NASD licensed broker-dealers, registered brokers and finders, in conjunction with the 2003 Offering.

5 Represents, in part, the issuance of 583,746 shares of common stock and a warrant to purchase 477,707 shares of common stock to the Vertes Family Trust on December 31, 2002, in consideration for outstanding salary accruals in the amount of $339,000 and outstanding loans totaling $19,281.

6 Represents shares of common stock and warrants to purchase common stock issued in the 2004 Offering.

7 Represents shares of common stock and warrants to purchase common stock issued in consideration for gaming machines.

8 Represents shares of common stock issued to non-related third parties in 2004 for strategic advisory services, software and hardware documentation and investor relation services. Registration rights were provided with each of these stock issuances.

9 Represents warrants to purchase common stock issued to our underwriter, and selected dealers, in the 2004 Offering.


                                                             NUMBER OF        NUMBER OF      PENALTY      NUMBER OF   PERCENTAGE OF
                                                              SHARES          WARRANTS       SHARES(1)     SHARES      OUTSTANDING
     NAME OF SELLING                                        BENEFICIALLY     BENEFICIALLY                  OFFERED    SHARES AFTER
STOCKHOLDER/WARRANT HOLDER                                     OWNED            OWNED                      HEREBY      OFFERING(2)
------------------------------------------------------------------------------------------------------------------------------------
Martin Hubert(3)                                               12,220         10,000             --         22,220         *

Mary R. Davidson Living Trust(3)                               24,439         20,000             --         44,439         *

Maurice and Brian Baldwin(3)                                   24,439         20,000             --         44,439         *

Maurice L Baldwin and Mary L
Baldwin Family Trust DTD 1/8/92(3)                             24,439         20,000             --         44,439         *

Melvin M. Grumbach(3)                                          24,439         20,000             --         44,439         *

Michael Arnold(4)                                               3,112             --             --          3,112         *

Michael D. Davis(3)                                            36,659         30,000             --         66,659         *

Sterling Trust Company, Custodian
FBO Patricia A. Bergstrom(3)                                   16,293         13,333             --         29,626         *

Paul C. Brooks(3)                                              12,220         10,000             --         22,220         *

Paul E. Johnson(3)                                             12,220         10,000             --         22,220         *

Clark Living Trust, Penny Clark,
Ashford Clark Trustees DTD 2/11/83(3)                          36,659         30,000             --         66,659         *

Richard Lang(4)                                                 7,332             --             --          7,332         *

Robert and Merry Kuhlman(3)                                    12,220         10,000             --         22,220         *

Robert C. Schaible(3)                                          12,220         10,000             --         22,220         *

Robert E. Hayner(3)                                            24,439         20,000             --         44,439         *

Roy and Pauline Moritz(3)                                      24,439         20,000             --         44,439         *

Russell A. Hagey(3)                                            24,439         20,000             --         44,439         *

Sanguinetti Family Trust(3)                                    24,439         20,000             --         44,439         *

Stephen C. Kircher(3)                                          36,659         30,000             --         66,659         *

Stephen Martin(4)                                                 225             --             --            225         *

Sterling Trust Company, Custodian FBO
Gary Lee Van Patten(3)                                         24,439         20,000             --         44,439         *

Steve Nelson(3)                                                36,659         30,000             --         66,659         *

Thomas J. Faragher(3)                                          18,330         15,000             --         33,330         *

Vertes Family Trust(5)                                      6,658,183        477,707             --      1,061,453       23.54%

Wallace Family Revocable Trust(3)                              30,549         25,000             --         55,549         *

Wallace S. Dash(3)                                             12,220         10,000             --         22,220         *

William M. Perry(3)                                            16,293         13,333             --         29,626         *


William Eyler Living Trust 03/17/83,
William Eyler Trustee(3)                                       24,439         20,000             --         44,439         *

Charles and Kathleen Delle Donne as
Joint Tenants(6)                                               30,000         30,000          6,750         66,750         *

HSBC Global Custody Nominee (UK)
Limited(6)                                                    500,000        500,000        112,500      1,112,500         *


Frost  National Bank,  FBO  Renaissance
Capital Growth and Income Fund III,
Inc.(6)                                                      500,000        500,000        112,500      1,112,500         *


Frost National Bank, FBO Renaissance
US Growth Investment Trust PLC(6)                             500,000        500,000        112,500      1,112,500         *

James F. Widener(6)                                            10,000         10,000          2,250         22,250         *

Martin J. and Ruth V. Cohen(6)                                 20,000         20,000          4,500         44,500         *

First Trust Corp, TTEE Frank R. Miller
SEP IRA(6)                                                     10,000         10,000          2,250         22,250         *

Ira Gaines(6)                                                  10,000         10,000          2,250         22,250         *

Robert W. Bellano(6)                                           10,000         10,000          2,250         22,250         *

Robert B. Greene(6)                                            10,000         10,000          2,250         22,250         *

Edward H. Price Inc. Profit Sharing Plan(6)                    40,000         40,000          9,000         89,000         *



                                                             NUMBER OF        NUMBER OF      PENALTY      NUMBER OF   PERCENTAGE OF
                                                              SHARES          WARRANTS       SHARES(1)     SHARES      OUTSTANDING
     NAME OF SELLING                                        BENEFICIALLY     BENEFICIALLY                  OFFERED    SHARES AFTER
STOCKHOLDER/WARRANT HOLDER                                     OWNED            OWNED                      HEREBY      OFFERING(2)
------------------------------------------------------------------------------------------------------------------------------------
Thomas A. Costantino(6)                                         5,000          5,000          1,125         11,125         *

Veonor Sotak(6)                                                10,000         10,000          2,250         22,250         *

Ben Aisenberg(6)                                               20,000         20,000          4,500         44,500         *

Susan C. Dihle STD IRA(6)                                       7,000          7,000          1,575         15,575         *

T. E. Jaeb(6)                                                  10,000         10,000          2,250         22,250         *

Richard W. Lucas(6)                                            20,000         20,000          4,500         44,500         *


Fiserv Securities, Inc. A/C/F Thomas M.
Booth STD IRA(6)                                               40,000         40,000          9,000         89,000         *

Charles Wafer(6)                                               20,000         20,000          4,500         44,500         *

Barry L. Lindenbaum(6)                                         20,000         20,000          4,500         44,500         *

The Stephen G. Rustman Living Trust(6)                         35,000         35,000          7,875         77,875         *

G. Harold Welch, Jr.(6)                                        20,000         20,000          4,500         44,500         *

Wayman Boyd Ballenger(6)                                       10,000         10,000          2,250         22,250         *

Agnes M. Norskog(6)                                            10,000         10,000          2,250         22,250         *

Altis Accredited Capital, L.P.(6)                             208,000        208,000         46,800        462,800         *

Alva Terry Staples & Suzanne S. Staples JTWROS(6)              30,000         30,000          6,750         66,750         *

Staples Family Partnership LLP(6)                              20,000         20,000          4,500         44,500         *

Stephen M. Markakis(6)                                         10,000         10,000          2,250         22,250         *

Camelot FLP(6)                                                 10,000         10,000          2,250         22,250         *

Bernard James Rezac Jr.(6)                                     25,000         25,000          5,625         55,625         *

Paul Mohr and Jana Decker-Mohr(6)                              50,000         50,000         11,250        111,250         *

David and Linda Gates(6)                                      100,000        100,000         22,500        222,500         *

William R. Cantrall II(6)                                      40,000         40,000          9,000         89,000         *

Michael E. Proctor(6)                                          25,000         25,000          5,625         55,625         *

Venkata S. Kollipara(6)                                        25,000         25,000          5,625         55,625         *

Robert E Dettle & Rosalie T Dettle
Living Trust DTD 2/29/80, Robert E
Dettle, Trustee(6)                                             25,000         25,000          5,625         55,625         *

Martin Hagenson(6)                                             10,000         10,000          2,250         22,250         *

Ruffler Bank Nominees Limited(7)                               58,334         58,334         13,125        129,793         *

Fenway Advisory Group, Inc.(8)                                 34,000             --             --         34,000         *

Anthony Diioia(8)                                               6,000             --             --          6,000         *

UBS Financial Services CDN FBO
Robert W. Bellano(8)                                           30,500             --             --         30,500         *

Prima Capital Group, Inc.(8)                                   57,000             --             --         57,000         *

James Fallon(8)                                                 4,800             --             --          4,800         *

Kenneth D. Sgro(8)                                            115,200             --             --        115,200         *

International Monetary Resources(8)                            50,000             --             --         50,000         *

International Monetary Resource Group
FBO Smallcapvoice.com(8)                                       15,000             --             --         15,000         *

BSCO, Inc.(8)                                                      --         50,000             --         50,000         *

Bristol Investment Partners I(8)                               25,000             --             --         25,000         *

Spencer Edwards, Inc.(9)                                           --        237,950             --        237,950         *

Balanced Financial Securities, Inc.(9)                             --         84,000             --         84,000         *

SAMCO Financial Services, Inc.(9)                                  --         24,000             --         24,000         *

Altis Securities, Inc.(9)                                          --         20,800             --         20,800         *

TOTAL                                                      10,562,331      4,196,123        563,250      9,247,267
                                                           ==========      =========        =======      =========       ====


      We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve re-sales of the shares.

      Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time, and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, upon the assumption that all of the shares offered by this prospectus are sold after completion of this offering, the Vertes Family Trust is the only selling stockholder who will beneficially own more than one percent of the shares of common stock outstanding.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 WITH SELLING STOCKHOLDERS AND WARRANT HOLDERS

      The following describes our relationships and related transactions with certain selling stockholders, including our executive officers, our outside directors and certain consultants.

      TRANSACTIONS INVOLVING TIBOR N. VERTES

      From our inception through June 30, 2002, Mr. Vertes, our Chairman and Chief Executive Officer, was not paid a salary. On December 31, 2002, Mr. Vertes converted his accrued salary, in the amount of $339,000, and short-term loans to us, in the amount of $19,281, into 477,707 shares of our common stock and a warrant to purchase 477,707 shares of common stock. The foregoing conversions were made on terms identical to the securities sold in a private placement by us in 2003. As part of our reorganization with NorStar, the 477,707 shares were forward split, the result of which is 583,746 shares of our common stock.

      On October 28, 2003, Robit Nominees Pty Ltd., an entity controlled by Mr. Vertes, loaned $50,000 to us, as evidenced by a convertible promissory note. The terms of the convertible promissory note provide for a $5,000 cash interest payment upon maturity. In addition, Robit Nominees was issued a warrant to purchase 50,000 shares of our common stock, exercisable for a period of one year at an exercise price of $1.50 per share. The promissory note matured in February 2004 and has been paid in full. The warrant terminated on October 28, 2004 and was not exercised.

      On November 6, 2003, Daniel Vertes, our controller and the son of Tibor N. Vertes, loaned us the sum of $25,000 Australian dollars ($17,729 as of such date). The loan is evidenced by a promissory note bearing simple interest at the rate of eight percent per annum. The promissory note matured on January 6, 2004 and has been paid in full.

      On December 12, 2003, Mr. Vertes loaned $10,000 to us. The loan is evidenced by a promissory note bearing simple interest at the rate of eight percent per annum. The promissory note matured on January 31, 2004 and has been paid in full.

      TRANSACTIONS INVOLVING GREGORY L. HRNCIR

      In March 2003, we purchased an outstanding loan made by Gregory L. Hrncir, our President and a Director, to Innovative Gaming Corporation of America, or IGCA, in the original principal amount of $125,000 in consideration for the assignment by Mr. Hrncir of all rights as a secured creditor to certain assets of IGCA. The purchase involved the issuance of a promissory note in favor of Mr. Hrncir in the original principal amount of $133,657, the then outstanding principal and interest on the original loan made by Mr. Hrncir to IGCA. The original loan was made in contemplation of a Merger and Plan of Reorganization Agreement entered into in February 2002 between the Company and IGCA. The note has been repaid in full, however, during the year ended December 31, 2003,we deemed the note receivable uncollectible and wrote-off the outstanding note receivable balance of $133,657.

      On December 1, 2003, Gregory L. Hrncir loaned $10,000 to us. The loan is evidenced by a promissory note bearing simple interest at the rate of eight percent per annum. The promissory note matured on January 31, 2004 and has been repaid in full.

      TRANSACTIONS INVOLVING GAMING & ENTERTAINMENT GROUP, LTD.

      On October 28, 2003, Gaming & Entertainment Group, Ltd., an Australian corporation that does not control, is not controlled by or under common control with us, or GAM, loaned us $100,000 in the form of a convertible promissory note. The convertible promissory note provided for a $10,000 interest payment, payable in cash or in-kind. GAM had the right, at its sole election, to convert the outstanding principal and accrued interest into common stock. In addition, GAM was issued a warrant to purchase 100,000 shares of common stock, exercisable for a period of one (1) year at $1.50 per share. The note matured in February 2004 and has been repaid in full. The warrant terminated on October 28, 2004 and was not exercised.

      On December 23, 2003, GAM loaned us $50,000 in the form of a convertible promissory note. The convertible promissory note provided for a $5,000 interest payment, payable in cash or in-kind. GAM had the right, at its sole election, to convert the outstanding principal and accrued interest into common stock. In addition, GAM was issued a warrant to purchase 50,000 shares of common stock, exercisable for a period of one (1) year at $1.50 per share. The note matured in February 2004 and has been repaid in full. The warrant terminated on December 23, 2004 and was not exercised.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock offered for sale by this prospectus on behalf of selling stockholders and warrant holders. As used in this section, "selling stockholders" and "warrant holders" include donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to collectively as transferees. Selling stockholders and warrant holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

      We will pay all costs, expenses and fees in connection with the registration of the shares. Selling stockholders and warrant holders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them. Shares of common stock may be sold by selling stockholders or warrant holders, from time to time, in one or more types of transactions (which may include block transactions) on the Over The Counter Bulletin Board or on any other market on which our common stock may, from time to time, be trading, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices.

      Selling stockholders and warrant holders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers. To the best of our knowledge, selling stockholders or warrant holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, selling stockholders or warrant holders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

      Selling stockholders and warrant holders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from selling stockholders and warrant holders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder or a warrant holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by selling stockholders and warrant holders.

      Selling stockholders and warrant holders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders or warrant holders. Selling stockholders and warrant holders may also sell the shares short and redeliver the shares to close out the short positions. Selling stockholders and warrant holders may also enter into option or other transactions with broker-dealers or other financial institutions which require delivery of the shares to the broker-dealer or other financial institutions. Selling stockholders and warrant holders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned, or upon a default, the financial institution or the broker-dealer may effect sales of the pledged shares. Selling stockholders, warrant holders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them, while acting as principals, might be deemed to be underwriting discounts or commissions under the Securities Act.

      We have agreed to indemnify selling stockholders against certain liabilities arising under the Securities Act with respect to any untrue statement, alleged untrue statement, omission or alleged omission of any material fact contained in, or required to be contained in, the registration statement for their shares or this prospectus. Selling stockholders and warrant holders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders or warrant holders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders and warrant holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, selling stockholders, warrant holders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock. Any shares of common stock covered by this prospectus that may qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, selling stockholders or warrant holders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

      To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. If a selling stockholder or a warrant holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

                                  LEGAL MATTERS

      Gregory L. Hrncir, Esq. will pass upon the validity of the shares of common stock being registered under this prospectus.

                                     EXPERTS

      The consolidated financial statements of Gaming & Entertainment Group, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003, which are incorporated by reference in this prospectus from our Annual Report on Form 10-KSB, have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as stated in their report which is dated January 29, 2005, and includes an explanatory paragraph relating to our ability to continue as a going concern. Such financial statements have been incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents that have been filed with the Commission:

      o Our Current Report on Form 8-K, dated as of January 12, 2004, filed with the Commission on February 4, 2004;

      o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Commission on April 14, 2004;

      o Our definitive Proxy Statement on Schedule 14A, relating to our Annual Meeting of Stockholders held on June 14, 2004, filed with the Commission on April 29, 2004;

      o Form 12b-25, Notification of Late Filing, for the quarterly period ended March 31, 2004, filed with the Commission on May 17, 2004;

      o Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004, filed with the Commission on May 24, 2004;

      o Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004, filed with the Commission on August 16, 2004;

      o Our Current Report on Form 8-K, dated as of September 2, 2004, filed with the Commission on September 9, 2004;

      o Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, filed with the Commission on November 15, 2004;

      o Our Current Report on Form 8-K, dated as of December 8, 2004, filed with the Commission on December 9, 2004;

      o The description of our common stock can be found under the heading "Description of Capital Stock."

      o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 3, 2005

      We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

      We will provide promptly without charge to you, upon written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                       Gaming & Entertainment Group, Inc.
                                6757 Spencer St.
                               Las Vegas, NV 89119
                            Telephone: (702) 407-2471
                          Attention: Gregory L. Hrncir

      You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, special reports and other information with the Commission. These filings are available to the public from commercial document retrieval services and at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference rooms at the Commission's Public Reference Rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, you can obtain information on us at www.gaming-group.com or by contacting us directly at (702) 407-2471.

                               [INSIDE BACK COVER]

                This page will be blank in the final prospectus.

===============================================================================

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is awful to do so. The information contained in this prospectus is current only as of its date.

                                 ---------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

PROSPECTUS SUMMARY...........................................................1
RISK FACTORS.................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........................13
USE OF PROCEEDS.............................................................14
DETERMINATION OF OFFERING PRICE.............................................14
DIVIDEND POLICY.............................................................14
SELLING STOCKHOLDERS AND WARRANT HOLDERS....................................15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................20
PLAN OF DISTRIBUTION........................................................22
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................23
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE...................................................24
WHERE YOU CAN FIND
   MORE INFORMATION.........................................................25


                                 ---------------


      For as long as any of the shares covered by this registration statement remain unsold, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.



                        5,051,144 SHARES OF COMMON STOCK
                       ON BEHALF OF SELLING STOCKHOLDERS

                        4,196,123 SHARES OF COMMON STOCK
                          ON BEHALF OF WARRANT HOLDERS

                       GAMING & ENTERTAINMENT GROUP, INC.





                      [GAMING & ENTERTAINMENT GROUP LOGO]




                                  _______, 2005

================================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                    SEC Registration Fee             $ 1,225
                    Transfer Agent's Fees              5,000
                    Blue Sky Fees and Expenses         5,000
                    Accounting Fees and Expenses      10,000
                    Legal Fees and Expenses            5,000
                    Printing Fees                      5,000
                    Miscellaneous                      2,500
                                                     -------
                          Total                      $33,725
                                                     =======

      We will pay substantially all costs and expenses associated with the registration of the shares of common stock covered by this registration statement. Selling stockholders are responsible for all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of common stock by them.

Item 15. Indemnification of Directors and Officers

      Title 16, Chapters 10a-840 and 10a-841 of the Utah Revised Business Corporations Act provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated bylaws provides for indemnification of our directors, officers, employees and other agents to the fullest extent permitted under the Utah Revised Business Corporations Act.

      Even though indemnification for liabilities arising under the Securities Act may be provided to certain directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

      See exhibits listed on the Exhibit Index following the signature page of this registration statement that is incorporated herein by reference.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Clark, State of Nevada, on March 4, 2005.


                                        GAMING & ENTERTAINMENT GROUP, INC.


                                        By:     /s/ Gregory L. Hrncir
                                                -------------------------------
                                                Gregory L. Hrncir
                                        Its:    President and Director

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Hrncir, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.


SIGNATURE                             TITLE                                                        DATE

/s/ Tibor N. Vertes                   Chief Executive Officer and Chairman                         March 4, 2005
------------------------
Tibor N. Vertes                       (Principal Executive Officer)


/s/ Gregory L. Hrncir                 President and Director                                       March 4, 2005
------------------------
Gregory L. Hrncir                     (Principal Financial and Accounting Officer)


/s/ Kevin J. Burman                   Chief Operating Officer                                      March 4, 2005
------------------------
Kevin J. Burman


/s/ Jay Sanet                         Director                                                     March 4, 2005
------------------------
Jay Sanet


                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER                     DOCUMENT NAME                               PAGE
   ------                     -------------                               ----
    5.01     Opinion of Gregory L. Hrncir, regarding legality              30

   23.01     Consent of Gregory L. Hrncir (included in
             Exhibit 5.01 hereto)                                          --

   23.02     Consent of J.H. Cohn LLP                                      32

   24.01     Power of Attorney (included as part of the
             signature pages hereof)                                       --